Exhibit 3.12

ARTICLES OF INCORPORATION

OF

Sensors & Controls Holdings (Korea) Limited

Chapter I. General Provisions

Article 1. Company Name

The name of the Company shall be which shall be expressed in English as Sensors & Controls Holdings (Korea) Limited (the “Company”).

Article 2. Objectives

The business objectives of the Company shall be as follows:

(a) acquisition and management of various assets, including securites, etc.; and

(b) all business activities related to the foregoing.

Article 3. Location of Principal Office and Branches

3.1	The principal office of the Company shall be located in Jinchen Kun, Chungchengbuk-Do, Korea.

3.2	Branches may be established, relocated or closed, as determined by a resolution of the Board of Directors of the Company (the “Board”).

Article 4. Method of Notices

Public notices of the Company shall be given in Maeil Business Newspaper, a daily newspaper of general circulation published in Korea.

Chapter II. Shares

Article 5. Total Number of Shares

5.1	The total number of shares that the Company is authorized to issue (“Authorized Shares”) shall be forty thousand (40,000) shares, with par value of five thousand (5,000) Won per share.

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5.2	The total number of shares to be issued by the Company at the time of incorporation shall be ten thousand (10,000) shares.

5.3	The shares issued by the Company shall be registered share of common stock (“common shares”) with full voting rights.

Article 6. Share Certificates

6.1	The share certificates of the Company shall be numbered, shall set forth the number and class of shares represented thereby and the holder’s name, and shall be entered in the register of shareholders of the Company upon issuance.

6.2	The share certificates shall be issued in denominations of one (1), ten (10), one hundred (100), one thousand (1000), and ten thousand (10,000) shares or such other denominations as the shareholders may reasonably request.

Article 7. Register of Shareholders

A shareholder desiring an alteration of any entry in the register of shareholders due to the transfer of shares or otherwise, or the registration of a pledge shall submit an application therefor to the Company, in the form prescribed by the Company, together with the relevant share certificates and such supporting documents as may be requested by the Company.

Article 8. Report of Addresses and Seals

8.1	Shareholders shall report to the Company their names, addresses, seals; any changes therein shall be also reported to the Company immediately; provided, however, that foreigners who customarily use signatures may use signatures in place of seals.

8.2	Shareholders who reside in foreign countries may, in addition, inform the Company of their or their agents’ provisional addresses in Korea to which notices may be dispatched.

8.3	An attorney for a shareholder shall submit to the Company a certificate of his power of attorney in advance before he acts on behalf of such shareholder.

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Article 9. Record Date and Closing of Register of Shareholders

9.1	Subject to the restrictions under applicable laws, in order to determine persons who are entitled to exercise voting rights, pre-emptive rights to newly issued shares or other rights as shareholders or pledgees, the Company may suspend entry of alterations in the Register of Shareholders for a certain period not to exceed three months, or the Company may deem any shareholder or pledgee whose name appears in the Register of Shareholders on a specified date to be the shareholder or pledgee who is entitled to exercise the rights enumerated above in connection with such shares.

9.2	In particular, the Company shall treat the shareholders appearing on the Register of Shareholders as of the 31st of each December as the shareholders entitled to exercise rights at the Ordinary General Meeting of Shareholders for such fiscal year, and the Company shall suspend entry of alterations in the Register of Shareholders for a period from the next day following the end of fiscal year to the date on which the Ordinary General Meeting of Shareholders for such fiscal year is closed.

9.3	The Company shall give public notice of the period or date referred to in Articles 9.1 and 9.2 at least two weeks in advance of the commencement of such period or of the occurrence of such date.

Article 10. Reissuance of Share Certificates

10.1	A shareholder desiring reissuance of a share certificate for reason of partition or amalgamation of shares, or damage or soiling to a share certificate, shall submit an application therefor to the Company, in the form prescribed by the Company, together with the share certificate to be canceled. When the damage or soiling is so extreme that the share certificate is not legible, however, it shall be regarded as lost and the following provision shall apply to its replacement.

10.2	A shareholder desiring issuance of a new share certificate due to loss of his share certificate shall submit to the Company an application, in the form prescribed by the Company, together with the original or the certified copy of a judgment of nullification with respect to the lost share certificate.

Article 11. Issuance of Additional Shares

11.1	Additional shares may be issued pursuant to a resolution of the Board within the scope of the Authorized Shares.

11.2	Shareholders of the Company shall have pre-emptive rights in proportion to the number of shares held by each of them with respect to any new issuance of shares of the Company.

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Article 12. Other Matters Relating to Shares

All questions and procedures relating to the registration of a transfer of shares, registration of a pledge or cancellation thereof, indication of trust property, reissuance of share certificates and other similar matters and the fees therefor shall be governed by Share Handling Regulations to be established by the Board.

Chapter III. General Meetings of Shareholders

Article 13. Types of General Meetings

13.1	General Meetings of the Shareholders of the Company (“Shareholders Meeting”) shall be of two types: ordinary and extraordinary.

13.2	The Ordinary General Meeting of Shareholders shall be held within three (3) months following the last day of each fiscal year.

13.3	An Extraordinary General Meeting of Shareholders may be convened at any time in compliance with a resolution of the Board and applicable laws.

Article 14. Convening of General Meetings

14.1	All Shareholders Meetings shall be convened by the Representative Director upon the resolution of the Board or upon the request in writing of one or more shareholders representing at least three percent (3%) of the issued shares of the Company. The place for convening each Shareholders Meetings shall be the principal office of the Company unless otherwise decided by the Board.

14.2	Each Shareholders Meetings shall be called by the Board giving fourteen (14) days’ prior notice, stating the date, time, place and agenda of the meeting which shall be dispatched via registered mail to the shareholders who are residents of Korea and via registered airmail, facsimile transmission or telex to all other shareholders. The notice requirement may be waived by the unanimous written consent of all shareholders at or prior to the meeting. The Shareholders Meetings may not resolve matters other than those stated in the notice of the meeting, unless all the shareholders entitled to vote, whether present or not, unanimously agree otherwise.

Article 15. Presiding Officer

The Representative Director shall preside at all Shareholders Meetings, If the Representative Director is absent or fails to serve as presiding officer at a Shareholders Meetings, one of the Directors shall preside at such meeting in his place, in accordance with the order of priority of Directors fixed by the Board.

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Article 16. Resolution Requirement

All resolutions of each Shareholders Meetings shall be adopted by the affirmative vote of shareholders holding at least a majority of the total number of shares issued and outstanding, unless a higher threshold is required under the Korean Commercial Code.

Article 17. Voting

17.1	Each shareholder shall have one (1) vote for each share registered in its name.

17.2	A shareholder may exercise its vote by proxy. In such case, the proxy holder must file with the Company a document evidencing his proper authority at each Shareholders Meetings at which he acts as proxy.

Article 18. Minutes of General Meeting

The proceedings and conclusions of each Shareholders Meetings shall be recorded in minutes in the Korean and English languages, which shall bear the names and the signatures and/or seals of the presiding officer and of the Directors present at the meeting, and shall be preserved at the Company’s principal office. The English version of all minutes shall govern in the event of any inconsistencies between the Korean and English versions.

Chapter IV. Directors, Statutory Auditor and Officers

Article 19. Number of Directors and Statutory Auditor

The Company shall have at least [three (3)] directors and shall have at least one (1) statutory auditor.

Article 20. Election

The directors and statutory auditor shall be elected at and by the General Meeting of Shareholders, and any such vacancies may be filled at a General Meeting of Shareholders. The Company shall not adopt cumulative voting when electing directors.

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Article 21. Term of Office

21.1	The term of office of a director shall be three (3) years; provided, however, that the term of office shall be extended until the close of the Ordinary Shareholders Meetings convened in respect of the last fiscal year which ended in their term of office.

21.2	The term of office of a statutory auditor shall commence from the date of acceptance of office and expire at the close of the Ordinary Shareholders Meetings convened with respect to the last fiscal year within three (3) year from the date of acceptance of office.

21.3	The term of office of a director or a statutory auditor elected to fill a vacancy shall be the remainder of the term of office of his predecessor.

Article 22. Representative Director and Officers

22.1	The Board shall elect from the directors one Representative Director.

22.2	The Representative Director shall represent the Company and be responsible for the affairs of the Company.

22.3	The Board may appoint other officers as it considers necessary and appropriate to operate the Company.

Article 23. Compensation

The remuneration and bonuses of the directors and of the statutory auditor shall be determined by resolution of a Shareholders Meetings; provided that in principle, only directors serving in a management capacity may be compensated. Severance pay of the directors and of the statutory auditor shall be paid in accordance with the relevant regulation of the Company adopted by resolution of a Shareholders Meetings.

Chapter V. Board of Directors

Article 24. Board of Directors

24.1	The Directors of the Company shall constitute the Board.

24.2	The Board shall have the power and authority to make decisions with respect to all important matters relative to the management of the Company except as otherwise required by law or the Articles of Incorporation.

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Article 25. Meetings of Board of Directors

25.1	All meetings of the Board may be convened by the Representative Director when he deems the same to be necessary or advisable or any director so requests. Notice of each meeting of the Board specifying the date, time and place of the meeting and the agenda shall be sent to each director and statutory auditor by registered mail or facsimile at least seven days prior to the date set for such meeting. The notice requirement may be waived with the written consent of all directors and statutory auditor.

25.2	At the meeting, the Board may act only with respect to the agenda set forth in said notice, unless unanimously agreed by all directors and statutory auditor.

25.3	The Board meetings shall be held at the Company’s principal office or at such other place as may be determined by the Board.

25.4	The Board shall elect a Chairman from among its members, who shall preside at all its meetings. If the Chairman is absent or fails to serve as presiding officer of any meeting, the Director designated by the Board shall preside at such meeting in his place.

Article 26. Adoption of Resolutions

Unless otherwise required by applicable laws or the Articles of Incorporation, any actions and resolutions taken at a Board meeting shall be adopted by the affirmative vote of at least a majority of the directors in attendance at the meeting.

Article 27. Minutes of Meetings of the Board

The proceedings and conclusions of each meeting of the Board shall be recorded in minutes in the English and Korean languages, which shall bear the names and the signatures and/or seals of the presiding director and all other directors and statutory auditor in attendance at the meeting and shall be preserved at the Company’s principal office. The English version of the minutes shall govern in the event of any inconsistencies between the English and Korean versions.

Chapter VI. Accounting

Article 28. Fiscal Year

The fiscal year of the Company shall commence on the [1st of January] and end on the [31st of December], provided that the first fiscal year of the Company shall commence on the date of incorporation of the Company and shall end on [31st of December] of that year.

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Article 29. Approval of Financial Statements

29.1	The Representative Director shall submit to the Statutory Auditor at least six (6) weeks before each Ordinary General Meeting of Shareholders the following documents, after obtaining approval of such documents from the Board:

(a)	A balance sheet;

(b)	A profit and loss statement;

(c)	A statement of disposition of retained earnings or deficit;

(d)	Supplementary schedules for (a), (b) and (c) above; and

(e)	A business report.

29.2	The Statutory Auditor shall submit an audit report thereof to the Representative Director, within four (4) weeks of receipt of the documents described in Article 29.1 above.

29.3	The Representative Director/President shall, without delay, give public notice of the balance sheet approved by the Ordinary General Meeting of Shareholders.

Article 30. Disposition of Profit

30.1	Subject to Korean laws and regulations, profit for each fiscal year shall be disposed of in the following order of priority:

(a)	Establishment of any reserves required by law;

(b)	Establishment of such other reserves as may be decided by a Shareholders Meetings; and

(c)	Payment of all or a portion of the remainder of such profit as dividends to shareholders in accordance with the resolution of a Shareholders Meetings,

30.2	The Company may declare interim dividends in cash by resolution of a Shareholders Meetings one time per fiscal year to the shareholders shown on the Register of Shareholder on a date specified in such resolution.

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Article 31. Payment of Dividends

31.1	Dividends, if declared, shall be determined by the Shareholders Meetings, and subject to Article 30.2, paid to the shareholders of the Company who were duly entered in the Register of Shareholders as of the date of the closing of the Register of Shareholders or the record date for determining the duly registered shareholders as provided in Article 9.1.

31.2	Dividends shall be paid within thirty (30) days after the declaration of dividends, unless otherwise resolved by a Shareholders Meetings.

Chapter VII. Supplementary Provisions

Article 32. By-Laws

The Company may adopt, with the approval of the Board, by-laws and other regulations as may be required for the administration of the affairs of the Company.

Article 33. Other Matters

Matters not specifically provided for herein shall be determined in conformity with resolutions adopted at the Board or Shareholders Meetings, and relevant provisions of the Korean Commercial Code.

Article 34. Promoters

We, the undersigned Promoters of the Company, having made the above Articles of Incorporation for the establishment of the Company have hereunto set out our hands and affixed our seals this 12 day of April, 2006.

Name: Potazia Holding B.V.

Address: Amsteldijk 166, 6th floor, 1079 LH Amsterdam, the Netherlands

Number of Shares: 10,000 shares

Attorney-in-fact: DO, Gun-Chul

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[Translation]

Register No. 001882 Registration No. 154311-0018827	Certified Copy of Company Register (including Invalid Matters) (for reference only)
Company Name: Sensors and Controls Holdings Korea Limited		Changed on
Registered on
Principal Office: 188-3 Gyosung-ri, Jincheon-eup, Jincheon-gun, Chungcheongbuk-do, Korea		Changed on Registered on
Method of Public Notice: Public notices shall be given by publication in the Maeil Business Newspaper, a daily newspaper of general circulation published in Seoul, Korea		Changed on Registered on
Amount of each share: KRW 5,000		Changed on
Registered on
Total number of authorized shares to be issued by the company: 40,000 shares		Changed on Registered on
Total number and class of issued shares	Total Amount of Paid-in Capital	Changed Date Registered Date
Total number of issued shares: 10,000 shares Common shares: 10,000 shares	KRW 50,000,000

Objectives:

1. Acquisition and management of various assets, including securities, etc.; 2. All business activities related to the foregoing.

Details Concerning Officers

Director: Ian L. Blasco, Citizen of the United States (Birth Date: April 17, 1973)

Director: Seth Meisel, Citizen of the United States (Birth Date: December 26, 1972)

Director: Pavninder Singh, Citizen of India (Birth Date: October 24, 1976)

Representative Director: Ian L. Blasco, Citizen of the United States (Birth Date: April 17, 1973) 34 Claremont Park, Boston MA, USA

Statutory Auditor: Ross A. Davisson, Citizen of the United States (Birth Date: January 22, 1979)

Date of Incorporation: April 13, 2006

Reason for and Date of Establishment of this Register:

Incorporation	Registered on April 13, 2006

Pertinent Registry Office: Jincheon Registry Office, Cheongju District Court

Issuing Registry Office: Jincheon Registry Office, Cheongju District Court